EXHIBIT NO. 99.1

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News Release

Contact: Alan H. McCoy, Vice President, Public Affairs (513) 425-2826

AK Steel Holding Corporation Announces Changes in Executive Leadership:

James L. Wainscott Named Acting CEO, Board Forms Executive Committee

MIDDLETOWN, OH, September 18, 2003—AK Steel Holding Corporation (NYSE: AKS) said today that by mutual agreement with the company’s board of directors, Richard M. Wardrop, Jr., chairman and CEO, and John G. Hritz, president, have resigned from their positions with the company, effective immediately. The board said it had named James L. Wainscott, 46, acting CEO, effective immediately. Mr. Wainscott is senior vice president and CFO for AK Steel. Mr. Wainscott joined the company in 1995 as vice president and treasurer.

AK Steel said that its board has formed an executive committee, comprised of independent directors Robert H. Jenkins, Lawrence A. Leser and Eugene A. Renna. The committee, which will be chaired by Mr. Jenkins, will provide corporate oversight and facilitate interaction with executive management. Mr. Jenkins also said the board of directors has begun the search for a new CEO, led by board member Donald V. Fites with the assistance of an executive search firm.

“The board appreciates Dick’s leadership of AK Steel over the last decade, during which time he led the company to industry leadership in virtually every significant measure. Likewise, John has served AK Steel and its predecessors since 1989, providing valuable leadership and enormous dedication to the organization,” said Mr. Jenkins.

“The board simply believes that now is the time for a new perspective to address the company’s current challenges,” Mr. Jenkins continued. “Despite continuing difficult market conditions, the board of directors believes AK Steel is a strong franchise with outstanding products, solid customer relationships and a talented management team. We are extremely confident in Jim Wainscott’s leadership stepping into the acting CEO role during this important time,” he said.

“We have already taken many positive actions to address the challenges we face, and I look forward to the support of the entire organization in returning AK Steel to a level of performance commensurate with our potential,” said Mr. Wainscott.

AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as tubular steel products. The company has about 10,000 employees in plants and offices in Middletown, Coshocton, Mansfield, Walbridge and Zanesville, Ohio; Ashland, Kentucky; Rockport and Columbus, Indiana; and Butler, Pennsylvania. In addition, the company produces snow and ice control products and operates an industrial park on the Houston, Texas ship channel.

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